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Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

        We hereby consent to (a) the incorporation by reference into the Registration Statement on Form S-3 of ZaZa Energy Corporation (the "Company") to be filed on or about November 12, 2013 (the "Registration Statement") of our report, and all references thereto, dated March 1, 2013 relating to the proved and probable reserves attributable to certain assets owned by ZaZa Energy, LLC, a subsidiary of the Company and (b) all references to our firm, in the form and context in which such references appear, including under the heading "Experts," in the Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Houston, Texas
November 12, 2013

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  Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEER